Exhibit 99.1

Willdan Group Reports Fourth Quarter and Fiscal Year 2016 Financial Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – March 9, 2017 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its fourth quarter and fiscal year ended December 30, 2016, and provided a business update.

Fiscal Year 2016 Highlights

•	Total contract revenue of $208.9 million, an increase of 55% over prior year
•	Net income of $8.3 million, an increase of 95% over prior year
•	Diluted earnings per share of $0.97, up 87% over prior year
•	EBITDA of $15.2 million, an increase of 49% over prior year
•	Cash flow from operations of $21.6 million

Fourth Quarter 2016 Highlights

•	Total contract revenue of $57.4 million, an increase of 82% over prior year
•	Net income of $1.6 million, an increase of 313% over prior year
•	Diluted earnings per share of $0.18, an increase of 260% over prior year
•	EBITDA of $3.7 million, an increase of 108% over prior year

For the fourth quarter of 2016, Willdan reported total contract revenue of $57.4 million and net income of $1.6 million, or $0.18 per diluted share.  This compares with total contract revenue of $31.5 million and net income of $0.4 million, or $0.05 per diluted share, for the fourth quarter of 2015.  The increase in earnings per share in the fourth quarter of 2016 was primarily driven by higher total contract revenue, resulting from both organic growth and incremental revenue contributed by substantially all of the assets of Genesys Engineering P.C. (“Genesys”) acquired in March 2016.

“We executed well in the fourth quarter, delivering another quarter of significant year-over-year growth in revenue, earnings per share and EBITDA,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “We continue to deliver strong energy savings on all of our major long-term programs for utilities, while effectively ramping up the new programs we won in 2016.  We are seeing positive trends in demand for energy efficiency services nationwide, which is resulting in growth opportunities for Willdan in a number of new markets.  Our proven ability to deliver energy savings, combined with our expanded performance contracting capabilities, has positioned us well to maintain our current base of business, while winning new programs with public utilities, municipalities, universities and hospitals.  We expect to continue generating profitable growth in 2017 and the years ahead.”

Fourth Quarter 2016 Financial Highlights

Total contract revenue for the fourth quarter of 2016 was $57.4 million, an increase of 82.2% from $31.5 million for the fourth quarter of 2015.  The increase was primarily due to higher contract revenue from the Energy Efficiency Services segment, which increased $22.4 million, or 140.9%, from the fourth quarter of 2015.  Total contract revenue for the fourth quarter of 2016 included $13.1 million of revenue generated by substantially all of the assets of Genesys, which were acquired in March 2016.  Contract revenue for the Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services segments was $38.3 million, $15.4 million, $3.2 million and $0.5 million, respectively, in the fourth quarter of 2016.

Willdan Group

Direct costs of contract revenue were $39.3 million for the fourth quarter of 2016, an increase of 113.5% from $18.4 million for the fourth quarter of 2015.  Included in direct costs of contract revenue for the fourth quarter of 2016 was incremental direct costs of contract revenue of $11.3 million attributable to substantially all of the assets of Genesys.  Excluding the direct costs of contract revenue attributable to substantially all of the assets of Genesys, direct costs of contract revenue increased by $9.6 million, primarily as a result of the increase in subcontractor services and production expenses in the Energy Efficiency Services segment.

Revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), for the fourth quarter of 2016 was $28.4 million, an increase of 34.8% from $21.0 million for the fourth quarter of 2015.

Total general and administrative expenses for the fourth quarter of 2016 were $15.4 million, an increase of 21.8% from $12.6 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services and Engineering Services segments.

Income tax expense was $1.1 million for the fourth quarter of 2016, as compared to $0.2 million for the fourth quarter of 2015.  The effective tax rate in the fourth quarter of 2016 was 40.7%, which brought the annual effective tax rate for fiscal year 2016 in-line with the Company’s expectations.

Net income for the fourth quarter of 2016 was $1.6 million, or $0.18 per diluted share, as compared to net income of $0.4 million, or $0.05 per diluted share, for the fourth quarter of 2015.

EBITDA (see “Use of Non-GAAP Financial Measures” below) was $3.7 million for the fourth quarter of 2016, as compared to $1.8 million for the fourth quarter of 2015.

Fiscal Year 2016 Financial Highlights

Total contract revenue in fiscal year 2016 was $208.9 million, an increase of 54.6% from $135.1 million in fiscal year 2015.  The increase was primarily due to higher contract revenue from the Energy Efficiency Services segment, which increased $67.8 million, or 91.4%, from fiscal year 2015.  Total contract revenue in fiscal year 2016 included $48.6 million of incremental contract revenue generated by substantially all of the assets of Genesys, which were acquired in March 2016.  Contract revenue for each of the Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services segments was $141.9 million, $52.3 million, $12.4 million and $2.4 million, respectively, in fiscal year 2016.

Direct costs of contract revenue were $143.3 million in fiscal year 2016, an increase of 74.5% from $82.1 million in fiscal year 2015.  Included in direct costs of contract revenue in fiscal year 2016 were incremental costs of revenue of $43.2 million attributable to the acquisition of substantially all of the assets of Genesys.  Excluding the direct costs of contract revenue attributable to the acquisition of substantially all of the assets of Genesys, direct costs of contract revenue increased by approximately $18.0 million, primarily as a result of the growth in subcontractor services and production expenses in the Energy Efficiency Services segment.

Revenue, net of subcontractor services and other direct costs, (see “Use of Non-GAAP Financial Measures” below) in fiscal year 2016 was $104.7 million, an increase of 23.3% from $84.9 million in fiscal year 2015.

General and administrative expenses in fiscal year 2016 were $54.1 million, an increase of 19.0% from $45.5 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services segment, including the acquisition of substantially all of the assets of Genesys.

Income tax expense remained flat year-over-year at $3.1 million for each of fiscal year 2016 and fiscal year 2015.  The effective tax rate for fiscal year 2016 was 27.0%, as compared to 42.0% for fiscal year 2015.  The reduction in the effective tax rate for fiscal year 2016 was primarily attributable to an increase in energy efficient building deductions for fiscal year 2016.  The Company recognized approximately $0.4 million in fiscal year 2016 in energy efficient building

Willdan Group

deductions under Internal Revenue Code 179D. During fiscal year 2016, the Company also recorded a reduction of income tax expense of approximately $0.5 million as a change in estimate related to energy tax deductions earned for fiscal year 2015.  These reductions in income tax expense were offset by additional tax expense due to our increased profitability.

Net income in fiscal year 2016 was $8.3 million, or $0.97 per diluted share, as compared to net income of $4.3 million, or $0.52 per diluted share, in fiscal year 2015.

EBITDA (see “Use of Non-GAAP Financial Measures” below) was $15.2 million in fiscal year 2016, as compared to $10.2 million in fiscal year 2015.

Cash flow from operations for fiscal year 2016 was $21.6 million.

Diluted earnings per share for fiscal year 2016 was $0.97, an increase of 87% over the prior year.

Balance Sheet

Willdan reported $22.7 million in cash and cash equivalents at December 30, 2016, as compared to $18.6 million at September 30, 2016.

Outlook

In prior years, Willdan benefited from the energy efficient building deduction under Internal Revenue Code 179D, which expired in 2016 and has not been renewed as of this date.  Accordingly, Willdan expects its effective tax rate to increase from 27% in fiscal year 2016 to approximately 38% in fiscal year 2017.

Willdan is providing the following financial targets for fiscal year 2017:

•	Total contract revenue of $230 - $245 million
•	Diluted earnings per share of $1.05 - $1.20
•	Annual effective tax rate of approximately 38%
•	Diluted share count of 9.0 million shares
•	Depreciation of $1.6 million
•	Amortization of $2.1 million

In fiscal year 2017, the Company’s diluted earnings per share is anticipated to be negatively affected by a  higher diluted share count, caused by an increase in share price over the last twelve months, and a higher effective tax rate as previously noted.  Without these two non-operational effects, our diluted earnings per share would be approximately $0.25 higher in 2017.

For the first quarter, total contract revenue is expected to range from $42 to $47 million, and diluted earnings per share is expected to range from $0.12 to $0.14.

Over the long-term, Willdan continues to target both organic and acquisitive revenue growth of greater than 10%, resulting in total revenue growth of greater than 20% per year.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, March 9, 2017, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Willdan Group

Interested parties may participate in the conference call by dialing 877-852-6580 (719-325-4891 for international callers) and providing conference ID 4415545.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 4415545.  The replay will be available through March 23, 2017.

About Willdan Group, Inc.

Willdan provides professional consulting and technical services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients, and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor services and other direct costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors' ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with Generally Accepted Accounting Principles (“GAAP”) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenue, net of subcontractor services and other direct costs is provided at the end of this news release.

EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), interest accretion and depreciation and amortization. EBITDA is not a measure of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP. Willdan believes EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, as well as the historical costs of depreciable assets. Willdan’s definition of EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Willdan's definition of Revenue, net of subcontractor services and other direct costs, and EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Willdan Group

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan's intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s failure to execute on existing projects, inability to integrate recent acquisitions, including its acquisition of substantially all of the assets of Genesys, a slowdown in the local and regional economies of the states where Willdan conducts business, Willdan’s inability to successfully implement its tax strategy and the loss of or inability to hire additional qualified professionals. Willdan's business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan's SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2016. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 30,	January 1,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$22,668,000	$16,487,000
Accounts receivable, net of allowance for doubtful accounts of $785,000 and $760,000 at December 30, 2016 and January 1, 2016, respectively	30,285,000	17,929,000
Costs and estimated earnings in excess of billings on uncompleted contracts	18,988,000	13,840,000
Other receivables	699,000	177,000
Prepaid expenses and other current assets	2,601,000	2,082,000
Total current assets	75,241,000	50,515,000
Equipment and leasehold improvements, net	4,511,000	3,684,000
Goodwill	21,947,000	16,097,000
Other intangible assets, net	5,941,000	1,545,000
Other assets	707,000	504,000
Total assets	$108,347,000	$72,345,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,395,000	$5,561,000
Accrued liabilities	19,049,000	10,334,000
Contingent consideration payable	1,925,000	1,420,000
Billings in excess of costs and estimated earnings on uncompleted contracts	8,377,000	6,218,000
Notes payable	3,972,000	4,039,000
Capital lease obligations	334,000	444,000
Total current liabilities	51,052,000	28,016,000
Contingent consideration payable	2,537,000	4,305,000
Notes payable	2,074,000	1,085,000
Capital lease obligations, less current portion	210,000	255,000
Deferred lease obligations	714,000	737,000
Deferred income taxes, net	1,842,000	331,000
Total liabilities	58,429,000	34,729,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,348,000 and 7,904,000 shares issued and outstanding at December 30, 2016 and January 1, 2016, respectively	83,000	79,000
Additional paid-in capital	42,376,000	38,377,000
Retained earnings (accumulated deficit)	7,459,000	(840,000)
Total stockholders’ equity	49,918,000	37,616,000
Total liabilities and stockholders’ equity	$108,347,000	$72,345,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 30,	January 1,	December 30,	January 1,
	2016	2016	2016	2016

Contract revenue	$57,425,000	$31,522,000	$208,941,000	$135,103,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	10,271,000	7,940,000	39,024,000	31,880,000
Subcontractor services and other direct costs	29,075,000	10,488,000	104,236,000	50,200,000
Total direct costs of contract revenue	39,346,000	18,428,000	143,260,000	82,080,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	8,049,000	6,748,000	31,084,000	25,741,000
Facilities and facility related	1,107,000	1,043,000	4,085,000	4,246,000
Stock-based compensation	507,000	309,000	1,239,000	777,000
Depreciation and amortization	896,000	796,000	3,204,000	2,072,000
Other	4,831,000	3,742,000	14,525,000	12,657,000
Total general and administrative expenses	15,390,000	12,638,000	54,137,000	45,493,000
Income from operations	2,689,000	456,000	11,544,000	7,530,000

Other (expense) income:
Interest income	—	(1,000)	—	—
Interest expense	(42,000)	135,000	(179,000)	(207,000)
Other, net	—	—	2,000	18,000
Total other expense, net	(42,000)	134,000	(177,000)	(189,000)
Income before income taxes	2,647,000	590,000	11,367,000	7,341,000

Income tax expense	1,078,000	210,000	3,068,000	3,082,000
Net income	$1,569,000	$380,000	$8,299,000	$4,259,000

Earnings per share:
Basic	$0.19	$0.05	$1.01	$0.54
Diluted	$0.18	$0.05	$0.97	$0.52

Weighted-average shares outstanding:
Basic	8,334,000	7,888,000	8,219,000	7,834,000
Diluted	8,959,000	8,132,000	8,565,000	8,113,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended
	December 30,	January 1,
	2016	2016

Cash flows from operating activities:
Net income	$8,299,000	$4,259,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,220,000	2,072,000
Deferred income taxes	1,225,000	1,758,000
Lease abandonment expense (recovery), net	—	(44,000)
Loss on sale/disposal of equipment	4,000	(37,000)
Provision for doubtful accounts	216,000	659,000
Stock-based compensation	1,239,000	777,000
Accretion and fair value adjustments of contingent consideration	21,000	547,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	1,288,000	(4,354,000)
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,057,000)	(1,180,000)
Other receivables	82,000	31,000
Prepaid expenses and other current assets	(519,000)	203,000
Other assets	(169,000)	31,000
Accounts payable	206,000	1,842,000
Accrued liabilities	8,409,000	(1,320,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	2,159,000	2,285,000
Deferred lease obligations	(23,000)	573,000
Net cash provided by operating activities	21,600,000	8,102,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,662,000)	(2,475,000)
Proceeds from sale of equipment	15,000	7,000
Cash paid for acquisitions, net of cash acquired	(8,857,000)	(8,168,000)
Net cash used in investing activities	(10,504,000)	(10,636,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,284,000)	—
Payments on notes payable	(4,378,000)	(2,090,000)
Proceeds from notes payable	733,000	2,606,000
Principal payments on capital lease obligations	(522,000)	(350,000)
Proceeds from stock option exercise	327,000	512,000
Proceeds from sales of common stock under employee stock purchase plan	209,000	170,000
Net cash (used in) provided by financing activities	(4,915,000)	848,000
Net increase (decrease) in cash and cash equivalents	6,181,000	(1,686,000)
Cash and cash equivalents at beginning of period	16,487,000	18,173,000
Cash and cash equivalents at end of period	$22,668,000	$16,487,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$179,000	$203,000
Income taxes	1,875,000	949,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$4,569,000	4,250,000
Issuance of common stock related to business acquisitions	2,228,000	1,485,000
Contingent consideration related to business acquisitions	—	5,178,000
Equipment acquired under capital leases	373,000	420,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Services and Other Direct Costs”

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 30,	January 1,	December 30,	January 1,
	2016	2016	2016	2016
Contract revenue	$57,425,000	$31,522,000	$208,941,000	$135,103,000
Subcontractor services and other direct costs	29,075,000	10,488,000	104,236,000	50,200,000
Revenue, net of subcontractor services and other direct costs	$28,350,000	$21,034,000	$104,705,000	$84,903,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 30,	January 1,	December 30,	January 1,
	2016	2016	2016	2016
Net income	$1,569,000	$380,000	$8,299,000	$4,259,000
Interest income	—	1,000	—	—
Interest expense	42,000	(135,000)	179,000	207,000
Income tax expense	1,078,000	210,000	3,068,000	3,082,000
Interest accretion(1)	161,000	547,000	439,000	547,000
Depreciation and amortization	896,000	796,000	3,204,000	2,072,000
EBITDA	$3,746,000	$1,799,000	$15,189,000	$10,167,000

(1)	Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with our acquisitions of Abacus and 360 Energy in January 2015.

Willdan Group

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com